UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

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PAYPAL HOLDINGS, INC.

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Spring 2024 Stockholder Outreach

Summary of Key Annual Meeting Themes and Context

Election of Directors	• Our Board has the complementary skills and experiences to oversee the Company, and the risks and opportunities we face, as we continue to evolve and grow in a dynamic competitive environment. • In 2023, our Board focused on critical objectives: 1) transforming our executive leadership team, adding product and innovation expertise that positions PayPal for our next phase of growth as a high-performing organization; 2) driving greater impact for our customers; and 3) driving long-term stockholder value.
Say-on-Pay	• The Compensation Committee strategically designed compensation for our former CEO to ensure an orderly and effective leadership transition, and thoughtfully structured fiscal 2023 new hire awards that both attracted top talent (including our new CEO and several senior executives) and ensure appropriate long-term alignment with the interests of our stockholders. • In alignment with stockholder feedback, the Compensation Committee made enhancements to our go-forward compensation plans to: 1) strengthen pay for performance alignment, 2) increase the focus on profitable growth in 2024, 3) reduce burn rate and 4) address historical challenges experienced in connection with setting long-term performance goals while effectively motivating leaders to holistically execute during a transitional period as our strategy continues to evolve.
Equity Plan Amendment	• Our Compensation Committee strategically utilizes equity compensation to attract and retain top talent in our highly competitive labor market while thoughtfully managing dilution. • Our Equity Plan is governed by best practices, and we are proposing an amendment to modestly increase our share reserve and remove the inverse fungible share ratio.
Stockholder Proposals	• There are two stockholder proposals on the ballot for PayPal's 2024 Annual Meeting; the Board recommends Against each of them because PayPal already has comprehensive and diligent practices in place regarding the matters at hand. The proposals are not in the best interest of PayPal or its stockholders.

PayPal
© 2024 PayPal Holdings, Inc.
Stockholder Outreach 2

PayPal is a global digital payments leader with a two-sided network at scale that positions us to drive durable, profitable growth

Business Overview[1]

Scale	**$1.5T** Total Payment Volume
	25B Transactions
Reach	**~200** Global Markets

$29.7B
Revenue (up 8% year over year)

Our Two-Sided Platform Serves Merchants and Consumers

Merchants

- Power all aspects of digital checkout online and in store
- Provide access to seamless credit solutions to enable growth
- Protect against fraud and improve risk management
- Offer tools and insights to attract new customers and increase sales

Consumers

- Help people manage and move money domestically and internationally
- Offer credit and installment pay services that are accessible and cost effective
- Facilitate simple, secure payments across devices
- Deliver flexibility with payment options globally, across platforms and merchants

PayPal

1. Represents total payments volume (TPV) and revenue for FY'23.

PayPal
© 2024 PayPal Holdings, Inc.
Stockholder Outreach 3

A refreshed executive leadership team driving the next phase of our growth

Our transformed, innovation-focused executive leadership embodies our values of Inclusion, Innovation, Collaboration, and Wellness.

Members of our executive leadership team who have joined PayPal since September 2023 are highlighted with blue outlines.



Alex Chriss
President & Chief Executive Officer



Isabel Cruz
EVP, Chief People Officer



Archana (Archie) Deskus
EVP, Chief Technology Officer



Michelle Gill
EVP, General Manager - Small Business & Financial Services Group



Frank Keller
EVP, General Manager - Large Enterprise & Merchant Platform Group



Suzan Kereere
President, Global Markets



John Kim
EVP, Chief Product Officer



Jamie Miller
EVP, Chief Financial Officer



Bimal Patel
SVP, General Counsel



Kausik Rajgopal
EVP, Strategy, Corporate Development & Partnerships



Diego Scotti
EVP, General Manager - Consumer Group & Global Marketing and Communications



Aaron Webster
EVP, Chief Enterprise Services Officer

A rigorous search for the right CEO to lead PayPal into our next chapter

- The Board conducted an intensive CEO search process and identified Alex Chriss to serve as CEO given his extensive product and innovation, technology and global payments experience, which position him to drive growth across the PayPal platform for years to come.
- Alex also possesses deep expertise in leading high-growth businesses, global product strategy, and customer-driven innovation gained through his experience founding and selling two start-ups and leading a fast-growing division of a leading financial software company.

PayPal
© 2024 PayPal Holdings, Inc.
Stockholder Outreach 4

Stockholder engagement informs Board decision-making

Stockholder feedback is regularly shared with our Board and continues to serve as a meaningful input in our Board's deliberations and decision-making.

Our Longstanding Stockholder Dialogue has Shaped the Board's Actions

Actions taken in response to stockholder feedback have included:

- In 2024, began including the impact of stock-based compensation expense in our non-GAAP financial metric reporting to increase accountability and transparency.
- In 2020, amended our Corporate Governance Guidelines to specify the maximum number of public company board seats our directors may hold (four seats, including PayPal's Board).
- Additionally in 2020, amended our Compensation and Corporate Governance and Nominating Committee charters to more clearly reflect the Committees' specific oversight responsibilities.
- Since 2017, have added five directors to the Board, enhancing the Board's gender and ethnic diversity and adding skills and experiences that have improved the overall effectiveness of the Board.

Scope of Outreach Since 2023 Annual Meeting

Contacted


~50%

Engaged


~19%

- Since our last Annual Meeting in May 2023, we contacted investors representing **~50%** of our common stock.
- We engaged with investors holding **~19%** of our common stock.
- Directors met with **8** investors representing **~12%** of our common stock.

PayPal © 2024 PayPal Holdings, Inc.

Stockholder Outreach 5

Proposal 1: Election of 11 Director Nominees

Diverse, qualified, and engaged director nominees

Our 11 Board nominees[(1)] provide effective oversight of management and the Company to support the long-term interests of PayPal and its stockholders, employees, customers, and communities.



Alex Chriss
President & CEO



John Donahoe
Independent Chair



Rodney Adkins



Jonathan Christodoro



David Dorman
Comp. Committee Chair



Enrique Lores



Gail McGovern
Gov/Nom Committee Chair



Deborah Messemer



David Moffett
ARC Committee Chair



Ann Sarnoff



Frank Yeary

Skillsets Properly Aligned With Our Go-Forward Strategy[(2)]



Payments / Financial Services / FinTech 6/11
Technology / Innovation 9/11
Global Business 11/11
Go to Market 9/11
Senior Leadership 11/11
Business Development and Strategy 11/11
Regulatory / Governmental Risk Mgmt. & Compliance 7/11
Cybersecurity / Information Security Risk Mgmt. 3/11
Finance / Accounting 11/11
Environmental and Social Risk Mgmt. 10/11
Human Capital Mgmt. 11/11
Other Public Company Board Service 10/11



45%
of the Board are women or from diverse ethnic groups.(2)
3
6
2
Women
Diverse Ethnic Group

We demonstrate our commitment to diversity and inclusion at all levels at the Company, from our Board to our workforce.

1. As previously announced, Ms. Belinda Johnson will not be standing for re-election to PayPal's Board of Directors at the 2024 Annual Meeting. In addition, we announced that the Board intends to appoint Carmine Di Sibio as an independent director of the Company effective July 1, 2024.
2. Reflects PayPal's expected Board composition effective immediately following the 2024 Annual Meeting.

PayPal © 2024 PayPal Holdings, Inc.

Stockholder Outreach 6

Proposal 1: Election of 11 Director Nominees

Our Board's systematic approach for effective risk oversight

Our Board oversees PayPal's overall risk assessment and risk management; primary responsibility for certain risk topics are delegated to specific Committees, which regularly report to the full Board.

Audit, Risk, and Compliance (ARC) Committee

Primarily responsible for oversight of PayPal's risk framework and reports to the full Board on a regular basis on the following matters:

- Financial and Audit Risk: Reviews the quality and integrity of financial statements, disclosure controls and procedures, performance of independent and internal auditors, and the effects of new accounting standards.
- Enterprise-Wide Risk and Compliance: Reviews the ERCM Program and key risk-management policies; oversees and assesses the Company's overall risk management framework and risk appetite framework, which address key current and emerging risks, including risks associated with cybersecurity, information security, and privacy.
- Legal and Regulatory Risks: Reviews regulatory or compliance matters that could materially impact PayPal's business or compliance policies.

Corporate Governance and Nominating Committee

- Corporate Governance: Oversees and reviews the risks associated with PayPal's overall corporate governance framework, principles, policies and practices.
- Corporate Sustainability and Impact ("CSI") Matters: Oversees PayPal's CSI matters generally, including overall CSI strategy, risks and opportunities, stakeholder engagement and reporting, programs and initiatives in social innovation and environmental sustainability, and our annual Global Impact Report.
- Political Activities: Oversees PayPal's political activities and expenditures.

Compensation Committee

- Compensation Risk: Oversees and reviews the risks associated with PayPal's compensation policies, plans, and programs and regulatory compliance with respect to compensation matters.
- Human Capital Management: Oversees and monitors PayPal's strategies related to talent management, including the recruitment and retention of key talent, pay equity, corporate culture, Belonging, and other key human capital management programs and initiatives.
- Succession Planning: Oversees executive succession planning.

PayPal
© 2024 PayPal Holdings, Inc.
Stockholder Outreach 7

Proposal 2: Approval of Named Executive Officer Compensation

2023 compensation program closely tied to PayPal's performance

Our 2023 executive compensation program and outcomes are aligned with our stockholders' interests and include key components reflecting PayPal's strategic imperatives for growth.

	Form of Payment	Performance Period	Performance Criteria	Objectives	2023 Outcomes
Salary	100% Cash	Ongoing	Alignment of salary with performance is evaluated on an annual basis	• Compensates for expected day-to-day performance • Rewards individuals' current contributions • Reflects scope of roles and responsibilities	• N/A
Annual Incentive Plan ("AIP")	75% PBRSUs	One year	Revenue and Non-GAAP Operating Margin	• Rewards successful annual performance • Motivates achievement of short-term performance goals tied to annual operating plan and designed to enhance value of PayPal • Significant equity portion to further align with stockholder interests	• Revenue: 200% • Non-GAAP Operating Margin: 102% • Company Performance Score: **151%** • All eligible NEOs met their performance criteria, and each received an individual performance score of **100%**
	25% Cash	One year	Individual performance		
Long-Term Incentive Plan ("LTI")	50% PBRSUs	Three years	FX-Neutral Revenue Compound Annual Growth Rate ("CAGR") and Free Cash Flow CAGR	• Rewards successful achievement of three-year performance goals designed to enhance long-term value of PayPal • Supports pay-for-performance alignment • Intended to satisfy long-term retention objectives	**2021-2023 PBRSUs** • FX-Neutral Revenue CAGR: 0% • Free Cash Flow CAGR: 0% • Aggregate Percent of Target Achieved): **0%**
	50% RSUs	Vests over three years	Service-based vesting; ultimate value based on stock price performance	• Rewards the creation of long-term value • Supports alignment with shareholders • Recognizes potential future contributions • Intended to satisfy long-term retention objectives	• N/A

PayPal
© 2024 PayPal Holdings, Inc.
Stockholder Outreach 8

Proposal 2: Approval of Named Executive Officer Compensation

Recent compensation actions reflect stockholder feedback

Following our 2023 Annual Meeting, we sought stockholder input regarding executive leadership and executive compensation; our Compensation Committee leveraged that feedback to implement responsive enhancements to the compensation program.

What We Heard	What We Did
Executive Leadership Transformation: • Encouraged PayPal to recruit a CEO with deep product and innovation expertise	**Executive Leadership Transformation:** • Attracted new executives, including Alex Chriss, as a CEO with extensive product and innovation expertise; thoughtfully structured new hire compensation with a significant portion tied to rigorous performance criteria
Incentive Program Metrics: • Requested more emphasis on profitability metrics • Encouraged a relative total shareholder return (rTSR) metric and/or return on capital metric in the long-term plan • Emphasized the importance of including stock-based compensation expense in non-GAAP metrics underlying the compensation plan	**Incentive Program Metrics:** • Updated 2024 annual incentive metrics to Non-GAAP Operating Income and Transaction Margin Dollars • Moved 2024-2026 PBRSUs to an rTSR metric to better align PBRSU payouts with long-term shareholder value and effectively motivate leaders to holistically execute while strategy continues to evolve; target for rTSR set at 55th percentile to ensure rigor of goal • Beginning with Q1 2024, include stock-based compensation expense in non-GAAP financial metric reporting
Compensation Program Structure: • Highlighted that long-term incentive should utilize a reasonably long-term performance period • Encouraged thoughtful use of equity compensation to manage dilution	**Compensation Program Structure:** • Moved 2024-2026 PBRSUs to a three-year performance period using three discrete measurement periods of 12, 24, and 36 months to minimize impact of short-term share price volatility; no vesting prior to end of the three-year period and payout will be capped at target if absolute TSR is negative for the 36-month period • Moved annual incentive to 100% cash structure to align actual payout with intended value to be delivered and reduce burn rate

PayPal
© 2024 PayPal Holdings, Inc.
Stockholder Outreach 9

Proposal 2: Approval of Named Executive Officer Compensation

2023 executive transition-related compensation attracted top talent

The Compensation Committee took a thoughtful approach in establishing new hire awards to attract Mr. Chriss, Ms. Miller, and Ms. Gill to join PayPal and ensure appropriate long-term alignment with stockholders. They will not receive any additional equity awards in the 2024 reward cycle.

	Compensation Arrangements Through 2024				Special, Non-Recurring New Hire Awards	
NEO	Annual Base Salary Rate	Target Annual Incentive Plan Bonus as a % of Annual Base Salary[1]	Initial RSU Grant	Initial PBRSU Grant (at target)	Cash Sign-On Bonus	Make-Whole or Sign-On Incentive RSUs
CEO – Alex Chriss  *Started Sep. 2023*	$1.25M	200%	$16.75M[2]	**$17M** *(target value)* • Three-year performance period • Based on achievement against FX-Neutral Revenue CAGR and Free Cash Flow CAGR goals (2023-2025 PBRSU formulation)	N/A	**$10M[3]** *(Make-Whole)* • Critical to successfully recruit Mr. Chriss from his prior employer, where he forfeited ~$18M upon joining PayPal
CFO – Jamie Miller  *Started Nov. 2023*	$750K	125%	$6.25M[2]	**$6.25M** *(target value)* • Three-year performance period • Based on achievement of relative total shareholder return (rTSR) metric, measured as compared to the S&P 500 (2024-2026 PBRSU formulation)	$6M[4]	**$2M[2]** *(Sign-On)* • Ensures a meaningful ownership stake to align with stockholder interests
EVP, General Manager – Small Business & Financial Services Group – Michelle Gill  *Started Nov. 2023*	$750K	125%	$6.25M[2]	**$6.25M** *(target value)* • Three-year performance period • Based on achievement of relative total shareholder return (rTSR) metric, measured as compared to the S&P 500 (2024-2026 PBRSU formulation)	$2M[4]	**$2M[2]** *(Sign-On)* • Ensures a meaningful ownership stake to align with stockholder interests

Future annual grant decisions made by the Committee will consider competitive market positioning, adjusted for performance

1. Ms. Miller and Ms. Gill were not eligible to receive an AIP payment for 2023 based on their respective start dates with PayPal.
2. Standard RSU vesting over three years: one-third vest on first anniversary of grant date; one-twelfth vest on each quarterly grant date thereafter.
3. One-half vest on first anniversary of grant; second half vest on the second anniversary .
4. 50% payable within two pay periods following start date; remaining 50% payable within two pay periods following six-month anniversary; subject to repayment requirements

PayPal © 2024 PayPal Holdings, Inc.

Stockholder Outreach 10

Departing CEO compensation designed to facilitate an effective transition The Compensation Committee structured the departing CEO’s 2023 compensation to ensure the Board had time to conduct a rigorous CEO search process and to enable an effective CEO transition, while aligning his incentives with stockholders. The Compensation Committee determined it was appropriate to accelerate vesting for the second tranche of Mr. Schulman’s transition award to vest when he departed the Board in December, in recognition of his facilitation of a rapid, effective and efficient transition which enabled Mr. Chriss to onboard quickly 2023 LTI Target Value: $18.7M reduced from 2022 LTI Target Value: $24M Mr. Schulman’s 2023 total LTI target value was reduced by $5.3M year-over-year as a result of an assessment of our performance against financial, strategic and operational objectives, our stockholders’ experience and to reflect our pay-for-performance philosophy Departing CEO 2023 Long-Term Incentives Departing CEO 2023 Long-Term Incentive Plan Component / Form of Payment Vesting Schedule 2023-2025 Performance-Based Restricted Stock Units (PBRSUs) Scheduled to vest, to the extent earned, after three-year performance period in accordance with the terms of the Executive Long Term Incentive Program Restricted Stock Units (RSUs) Scheduled to vest over standard three-year vesting schedule in accordance with the terms of the Executive Long Term Incentive Program Transition-Related PBRSUs (Split in Two Equal Tranches) Tranche 1: Granted to retain Mr. Schulman through the CEO transition, successfully recruit a new CEO and ensure the Company remained focused on execution of our financial, strategic and operating goals Status: Vested in full in Sept. 2023 upon Mr. Chriss’ start date Tranche 2: Granted to onboard Mr. Chriss and execute an orderly and effective CEO transition; originally scheduled to vest in Jun. 2024, in anticipation of Mr. Schulman completing the transition of his duties and stepping down from the Board in May 2024 Status: Vested in full in Dec. 2023 upon Mr. Schulman’s successful transition of responsibilities and departure from the Board $6.7M (total target value) Total LTI Target Value Proposal 2: Approval of Named Executive Officer Compensation $6.0M $6.0M (total target value)

Strategic Equity Compensation Coupled With Competitive Hiring to Accelerate Long-Term Profitable Growth The Equity Plan supports a broad-based program that is critical to our ability to effectively attract and retain talented employees in a highly competitive labor market. Equity awards support our pay-for-performance philosophy, promote an ownership mentality and create strong alignment between employees and stockholders. Our equity request reflects our market for talent, with 43% of our full-time employees classified within our technology function. We actively manage our long-term stockholder dilution by closely managing the number of equity awards granted annually, while our significant share repurchase program helps offset dilution from equity awards. The Compensation Committee is mindful of the dilutive impact of our equity programs and is committed to thoughtfully managing our burn rate, including assessing our equity usage as compared to peers. Our three-year average gross burn rate was 1.5% for fiscal years 2021 through 2023, below the median (1.9%) of our technology peers during the same period(1). We intend to seek annual approval for any additional share requests in the near term in order to provide more frequent opportunities for stockholder input, and are seeking a modest increase to the share reserve at this time. Gross burn rate is defined as the number of shares subject to equity awards granted divided by the weighted average number of shares outstanding for that fiscal year. Technology peers are the 10 technology companies included in our compensation peer group: Adobe, Apple, Block, Intuit, Netflix, Oracle, Salesforce, ServiceNow, Shopify, and Uber Technologies. Equity incentive plan designed to attract, retain, and reward top talent We are requesting approval to increase the share reserve under our equity plan by 20 million shares to ensure that we attract and retain top talent in our highly competitive labor market, and to remove the inverse fungible share ratio for future awards. Proposal 3: Approval of PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as Amended and Restated

Administered by 100% independent Compensation Committee. Minimum vesting for equity awards. Required stockholder approval for additional shares. Share counting provisions. Annual limits on non-employee director awards. Stock ownership guidelines and mandatory retention requirement. Grant performance-based equity awards to our executives. What We Do Subject to stockholder approval of the amended plan, we are removing the inverse fungible share ratio for future awards. Explicit prohibition on repricing without stockholder approval. No discounted stock options or stock appreciation rights. No dividends paid on awards prior to vest and no dividend equivalents on options or stock appreciation rights. Limited transferability and no share pledging. No tax gross-ups, except in connection with limited foreign living allowances. Equity incentive plan governed by best practices What We Don’t Do Proposal 3: Approval of PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as Amended and Restated Our Equity Plan incorporates leading compensation governance practices designed to protect stockholder interests.

Proposals 5, 6: Stockholder Proposals

Stockholder proposals misaligned with stockholder interests

PayPal already has comprehensive and diligent practices in place on the matters raised by both stockholder proposals and believes that each of these proposals would be unnecessary and not in the interests of PayPal or its stockholders.

Vote AGAINST: Report on Respecting Workforce Civil Liberties – *Proponent: NCPPR*

- PayPal already publicly provides robust reporting of its inclusion and anti-discrimination initiatives.
- The Proposal presents an inaccurate and erroneous view of PayPal's diversity, inclusion, equity and belonging ("Belonging") performance.
- Devoting additional time and resources to the proposed report would be unnecessary, costly and would only distract from the ongoing diversity and anti-discrimination programs already in place at PayPal.

Vote AGAINST: Bylaw Requiring Stockholder Approval of Director Compensation – *Proponent: John Chevedden*

- PayPal's director compensation program is reasonable and reflects market practice.
- PayPal already provides opportunities for shareholders to express their views on director compensation through our annual election of directors and direct dialogue with investors.
- The director compensation scheme mandated by the proposed bylaw would place PayPal at an extreme disadvantage relative to other US public companies and hinder PayPal's ability to attract and retain a qualified, high-performing Board of Directors.

PayPal
© 2024 PayPal Holdings, Inc.
Stockholder Outreach 14

We request your support at the 2024 Annual Meeting The Board asks that you vote FOR all management proposals and AGAINST both stockholder proposals. A vote FOR the Election of the 11 Director Nominees Named in PayPal’s 2024 Proxy Statement A vote FOR the Advisory Vote to Approve Named Executive Officer Compensation (“say-on-pay” vote) A vote FOR the Approval of the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as Amended and Restated A vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Auditor for 2024 A vote AGAINST the Stockholder Proposal Regarding a Report on Respecting Workforce Civil Liberties A vote AGAINST the Stockholder Proposal Regarding Stockholder Approval of Director Compensation Our Board recommends:

Appendix

This presentation includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC), including non-GAAP operating margin and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Information on how we compute these non-GAAP financial measures and a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is available in our Q4 2023 Investor Update provided on February 7, 2024. Non-GAAP Financial Measures Q4 2023 Investor Update Stockholder Outreach 

Thank you